Exhibit 99.1

PRESS RELEASE

AbbVie Reports First-Quarter 2013 Financial Results

•                 Reports First-Quarter Adjusted EPS of $0.68, GAAP EPS of $0.60

•                 Delivers Revenue of $4.329 Billion, Including 16.0 Percent Global Sales Growth from HUMIRA (Up 17.3 Percent Excluding Foreign Exchange)

•                 Confirms 2013 Adjusted EPS Guidance of $3.03-$3.13, GAAP EPS Guidance of $2.66-$2.76

•                 All Registrational Studies in AbbVie’s Phase 3 HCV Program are Underway and Enrolling Rapidly

•                 Pipeline Continues to Advance with a Number of Phase 3 Trial Starts Expected Over Next 12-18 Months, Including Atrasentan, ABT-199, ABT-719, ABT-126 and Elagolix (Uterine Fibroids)

NORTH CHICAGO, Ill., April 26, 2013 – AbbVie today announced financial results for the first quarter ended March 31, 2013.

“In our first quarter as an independent company, AbbVie delivered earnings per share above our original guidance,” said Richard A. Gonzalez, chairman and chief executive officer, AbbVie.  “The business generated strong sales growth despite loss of exclusivity in our lipid franchise, which speaks to the foundation of AbbVie’s product portfolio.  Additionally, we advanced our promising pipeline during the first quarter, with continued progress across our mid- and late-stage development programs.”

First-Quarter Results

•                 Worldwide sales were $4.329 billion in the first quarter, up 3.7 percent.  On an operational basis, sales increased 5.1 percent, excluding a 1.4 percent unfavorable impact from foreign exchange rate fluctuations.  Sales increased in the quarter despite the decline in TriCor/Trilipix sales due to the loss of exclusivity.  Excluding TriCor/Trilipix sales and foreign exchange, sales increased 8.6 percent in the first quarter.

•                 Sales growth was driven by the continued strength of HUMIRA, both in the United States and internationally.  Global HUMIRA sales increased 16.0 percent, or 17.3 percent on an operational basis, excluding the impact of foreign exchange rate fluctuations.  U.S. HUMIRA sales grew 23.7 percent due to growth in dermatology and gastroenterology, as well as the global launch of the ulcerative colitis indication.

•                 First-quarter adjusted gross margin ratio was 76.2 percent, as expected, excluding intangible asset amortization and other specified items.  This reflects both the loss of exclusivity within our lipid franchise, as well as the effect of unfavorable foreign exchange rate fluctuations on the ratio.  The gross margin ratio under U.S. generally accepted accounting principles (GAAP) was 73.4 percent.

First-Quarter Results (continued)

•                 Adjusted SG&A was 27.9 percent of sales in the first quarter, reflecting continued investment in our growth brands and the incremental costs of becoming an independent company.  On a GAAP basis, SG&A was 28.6 percent of sales.

•                 Adjusted R&D was 14.6 percent of sales in the first quarter, reflecting funding actions in support of our emerging mid- and late-stage pipeline assets and the continued pursuit of additional HUMIRA indications.  On a GAAP basis, R&D was 14.6 percent of sales.

•                 Net interest expense was $66 million in the first quarter, and adjusted other income was $18 million.  On a GAAP basis, other income was $15 million.

•                 The adjusted tax rate was 22.2 percent in the quarter.  On a GAAP basis, the first-quarter tax rate was 21.9 percent.

•                 First-quarter diluted earnings per share were $0.60 on a GAAP basis.  Adjusted diluted earnings per share, excluding intangible asset amortization expense and other specified items, were $0.68, above the company’s previous guidance range.

Key Events from the First Quarter

•                 Earlier this week, AbbVie presented new data from its rapidly-advancing hepatitis C program at the annual meeting of the European Association for the Study of the Liver (EASL).  New data from the Phase 2b AVIATOR study show SVR rates of greater than 90 percent in naïve and prior null responder patients treated with AbbVie’s 3-DAA+RBV regimen, across HCV subtype, IL28B genotype, baseline HCV-RNA or severity of fibrosis.  We expect our ongoing Phase 3 studies to begin to read out later this year and into early 2014, supporting mid-2014 registration submissions.

•                 Initiated Phase 2b studies of elagolix in uterine fibroids.  Elagolix is currently in Phase 3 development for endometriosis. Both conditions are prevalent with few treatment options.

•                 Initiated additional Phase 2b studies of ABT-719, our novel investigational compound for the prevention of acute kidney injury.  We expect ABT-719 to advance into Phase 3 studies in early 2014.

•                 ABT-199, our next-generation BcL-2 inhibitor in development in partnership with Roche/Genentech, was featured in a special symposium at the American Association for Cancer Research (AACR) annual meeting earlier this month.  AbbVie recently proposed an amended study protocol for ABT-199 in chronic lymphocytic leukemia.  Upon approval by the U.S. Food and Drug Administration (FDA), dose escalation and new patient recruitment will resume.

•                 AbbVie announced long-term, patient-reported health outcomes data for the use of HUMIRA in patients with pediatric Crohn’s disease.  Results from the Phase 3 IMAgINE-1 trial demonstrated improvements in health-related quality of life measures for patients aged 6 to 17 years with severe active Crohn’s disease, taking HUMIRA, as well as the work productivity of their caregivers throughout the 52-week study.

Key Events from the First Quarter (continued)

•                 Received FDA approval for new Creon 36,000 lipase-unit capsules for patients with exocrine pancreatic insufficiency.  Creon 36,000 is the highest dose of pancreatic therapy (PERT) currently available for patients.

•                 On February 15, the board of directors of AbbVie declared a quarterly cash dividend of $0.40 per share, payable May 15, 2013 to stockholders of record at the close of business on April 15, 2013.  AbbVie was named to the S&P 500 Dividend Aristocrats Index, which tracks companies that have annually increased their dividend for at least 25 consecutive years.  AbbVie was included as a result of the Index’s change in its treatment of spin-off companies.

•                 AbbVie’s board authorized a share repurchase program of up to $1.5 billion of the company’s outstanding common stock.  The share repurchase authorization is expected to be completed over a multi-year period and purchases may be made from time to time in management’s discretion.  The share repurchase authorization permits shares to be repurchased in open market or private transactions, has no time limit and may be discontinued at any time.

Full-Year 2013 Outlook

AbbVie is confirming its diluted earnings-per-share guidance for the full-year 2013 of $2.66 to $2.76 on a GAAP basis, or $3.03 to $3.13 on an adjusted basis.  The company’s 2013 adjusted diluted earnings-per-share guidance excludes $0.37 per share of intangible asset amortization expense and other specified items, primarily associated with certain separation-related costs and previously announced ongoing restructuring activities.  The company will further refine the forecast for specified items, including separation-related costs, as the year progresses.

About AbbVie

AbbVie is a global, research-based biopharmaceutical company formed in 2013 following separation from Abbott.  The company’s mission is to use its expertise, dedicated people and unique approach to innovation to develop and market advanced therapies that address some of the world’s most complex and serious diseases.   In 2013, AbbVie employs approximately 21,000 people worldwide and markets medicines in more than 170 countries.  For further information on the company and its people, portfolio and commitments, please visit www.abbvie.com.  Follow @abbvie on Twitter or view careers on our Facebook or LinkedIn page.

Conference Call

AbbVie will host an investor conference call today at 8:00 a.m. Central time to discuss our first-quarter performance.  Participating on the call will be Rick Gonzalez, chairman and chief executive officer;  Bill Chase, executive vice president and chief financial officer;  Laura Schumacher, executive vice president of business development, external affairs and general counsel;  John Leonard, senior vice president and chief scientific officer;  and Larry Peepo, vice president of investor relations.  The call will be webcast through AbbVie’s Investor Relations Web site at www.abbvieinvestor.com.  An archived edition of the call will be available after 11:00 a.m. Central time.

Non-GAAP Financial Results

Financial results for 2013 are presented on both a reported and a non-GAAP basis.  Reported results were prepared in accordance with GAAP and include all revenue and expenses recognized during the period.  Non-GAAP results adjust for certain non-cash items and for factors that are unusual or unpredictable, and exclude those costs, expenses, and other specified items presented in the reconciliation tables later in this release.  AbbVie’s management believes non-GAAP financial measures provide useful information to investors regarding AbbVie’s results of operations and assist management, analysts, and investors in evaluating the performance of the business.  Non-GAAP financial measures should be considered in addition to, and not as a substitute for, measures of financial performance prepared in accordance with GAAP.  The company’s 2013 financial guidance is also being provided on both a reported and a non-GAAP basis.

Forward-Looking Statements

Some statements in this news release may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995.  The words “believe,” “expect,” “anticipate,” “project” and similar expressions, among others, generally identify forward-looking statements.  AbbVie cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements.  Such risks and uncertainties include, but are not limited to, challenges to intellectual property, competition from other products, difficulties inherent in the research and development process, adverse litigation or government action, and changes to laws and regulations applicable to our industry.  Additional information about the economic, competitive, governmental, technological and other factors that may affect AbbVie’s operations is set forth in Item 1A, “Risk Factors,” in our 2012 Annual Report on Form 10-K/A, which has been filed with the Securities and Exchange Commission.  AbbVie undertakes no obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments, except as required by law.

Media:	Investors:
Jennifer Smoter	Larry Peepo
(847) 935-8865	(847) 935-6722

Greg Miley	Liz Shea
(847) 938-4898	(847) 935-2211

Adelle Infante
(847) 938-8745

AbbVie Inc.

Key Product Sales

Quarter Ended March 31, 2013

(Unaudited)

				% Change vs. 1Q12
	Sales (in millions)				International		Total
	U.S.	Int’l.	Total	U.S.	Operational	Reported	Operational	Reported
TOTAL SALES	$2,122	$2,207	$4,329	(0.4%)	10.7%	8.0%	5.1%	3.7%
Humira	956	1,288	2,244	23.7	13.0	10.9	17.3	16.0
Synagis	--	345	345	n/m	6.4	(0.3)	5.1	(1.4)
AndroGel	240	--	240	3.4	n/a	n/a	3.4	3.4
Kaletra	52	167	219	(5.5)	2.4	0.6	0.5	(0.9)
Niaspan	186	--	186	(2.6)	n/a	n/a	(2.6)	(2.6)
Lupron	125	56	181	(11.3)	(1.7)	(3.4)	(8.5)	(9.0)
TriCor/Trilipix	128	--	128	(49.6)	n/a	n/a	(49.6)	(49.6)
Synthroid	119	--	119	(7.8)	n/a	n/a	(7.8)	(7.8)
Creon	90	--	90	32.4	n/a	n/a	32.4	32.4
Zemplar	41	40	81	(22.6)	8.1	8.1	(10.0)	(10.0)
Duodopa	--	39	39	n/a	8.3	8.3	8.3	8.3

Note: “Operational” growth reflects percentage change over the prior year excluding the impact of exchange rate fluctuations.

n/m = not meaningful

n/a = not applicable

AbbVie Inc.

Consolidated Statements of Earnings

Quarters Ended March 31, 2013 and 2012

(Unaudited) (In millions, except per share data)

	2013	2012
Net sales	$4,329	$4,173

Cost of products sold	1,153	1,156
Selling, general and administrative	1,237	1,247
Research and development	634	642
Acquired in-process research and development	--	150
Total operating cost and expenses	3,024	3,195

Operating earnings	1,305	978

Interest expense, net	66	(1)
Net foreign exchange (gain) loss	15	10
Other (income) expense, net	(15)	(37)
Earnings before income tax	1,239	1,006
Income tax expense	271	123
Net earnings	$968	$883

Diluted earnings per share	$0.60	$0.56

Average diluted shares outstanding	1,605	1,577

Note:  On January 1, 2013, Abbott Laboratories distributed 1,577 million shares of AbbVie common stock to Abbott’s shareholders in connection with the separation of AbbVie from Abbott.  The computation of diluted earnings per share for the quarter ended March 31, 2012 was calculated using the shares distributed on January 1, 2013.

AbbVie Inc.

Reconciliation of GAAP Reported to Non-GAAP Adjusted Information

Quarter Ended March 31, 2013

(Unaudited) (In millions, except per share data)

1.                  Specified items impacted results as follows:

	1Q13
	Earnings		Diluted
	Pre-tax	After-tax	EPS
As reported (GAAP)	$1,239	$968	$0.60
Adjusted for specified items:
Intangible asset amortization	135	98	0.06
Separation costs	34	22	0.01
Restructuring/Other	(1)	7	0.01
As adjusted (non-GAAP)	$1,407	$1,095	$0.68

Intangible asset amortization reflects costs recognized as a result of licensing and acquisition activities. Separation costs are expenses related to the separation of AbbVie from Abbott.  Restructuring/Other is primarily associated with previously announced restructuring activities and the impact of the Venezuelan currency devaluation.

2.            The impact of the specified items by line item was as follows:

	1Q13
	Cost of products sold	SG&A	R&D	Net foreign exchange (gain) loss	Other (income) expense
As reported (GAAP)	$1,153	$1,237	$634	$15	($15)
Adjusted for specified items:
Intangible asset amortization	(135)	--	--	--	--
Separation costs	(3)	(29)	(2)	--	--
Restructuring/Other	17	(2)	--	(11)	(3)
As adjusted (non-GAAP)	$1,032	$1,206	$632	$4	($18)

3.     The adjusted tax rate for the first quarter was 22.2 percent, as detailed below:

	1Q13
	Pre-tax	Income
	income	taxes	Tax rate
As reported (GAAP)	$1,239	$271	21.9%
Specified items	168	41	24.4%
As adjusted (non-GAAP)	$1,407	$312	22.2%